                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


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 1. Name and Address of Reporting Person*

     RUTSTEIN                           C.                  LAWRENCE
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     (Last)                          (First)                     (Middle)

     7777 GLADES ROAD, SUITE 211
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                                    (Street)
      BOCA RATON                      FL                           33434
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     (City)                         (State)                       (Zip)

      11/19/99
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 2. Date of Event Requiring Statement (Month/Day/Year)

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 3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

      GOURMETMARKET.COM, INC.                     (WINE)
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 4. Issuer Name and Ticker or Trading Symbol

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 5. Relationship of Reporting Person to Issuer (Check all applicable)

    [   ]  Director                       [   ]  10% Owner
    [   ]  Officer (give title below)     [ X ]  Other (specify below)
                                                 Principal in a 10% plus owner
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 6. If Amendment, Date of Original (Month/Day/Year)

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 7. Individual or Joint/Group Filing (Check Applicable Line)

    [ X ] Form filed by One Reporting Person

    [   ] Form filed by More than One Reporting Person

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             TABLE I - Non-Derivative Securities Beneficially Owned
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1. Title of Security             |  2. Amount of Securities  | 3. Ownership Form:         | 4. Nature of Indirect Beneficial
   (Instr. 4)                    |     Beneficially Owned    |    Direct (D) or Indirect  |    Ownership (Instr. 4)
                                 |     (Instr. 4)            |    (I) (Instr. 5)          |
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Common Stock,                    |      5,200,000            |           I                |   Shares are held of record by MCG
$.001 par value                  |                           |                            |   Partners, Inc., of which Mr. Rutstein
                                 |                           |                            |   is a principal shareholder.
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Reminder: Report on a seperate line for each class of securities beneficially owned directly or indirectly.

                                     (Over)
                                SEC 1473 (3-99)

FORM 3 (continued)    Table II -- Derivative Securities Benefically Owned
                  (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security (Instr. 4)         | 2. Date Exercisable and Expiration Date
                                                   |    (Month/Day/Year)
                                                   |-----------------------------------------
                                                   |  Date Exercisable  |  Expiration Date
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                                                   |                    |
                                                   |                    |
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                                                   |                    |
                                                   |                    |
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                                                   |                    |
                                                   |                    |
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                                                   |                    |
                                                   |                    |
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3. Title and Amount of Securities        | 4. Conversion or Exercise | 5.  Ownership Form of Derivative  | 6.  Nature of Indirect
   Underlying Derivative Security        |    Price of Derivative    |     Security: Direct (D) or       |     Beneficial Ownership
   (Instr. 4)                            |    Security               |     Indirect (I) (Instr. 5)       |     (Instr. 5)
-----------------------------------------|                           |                                   |
                          |   Amount or  |                           |                                   |
                          |   Number of  |                           |                                   |
          Title           |   Shares     |                           |                                   |
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Explanation of Responses:

/s/ C. Lawrence Rutstein                                  11-18-99
---------------------------------                        ----------------------
C. LAWRENCE RUTSTEIN                                     Date
 ** Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.